EXHIBIT 3.1
CERTIFICATE OF ELIMINATION
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES H
OF
THE GOLDMAN SACHS GROUP, INC.
(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)
          The Goldman Sachs Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) with respect to the 10,000,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series H (the “Series H Preferred Stock”) and the Certificate of Designations with respect thereto:
     RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted to and vested in the Board in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), the Board, by resolutions duly adopted, authorized the issuance of the Series H Preferred Stock and established the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of the Certificate of Designations with the Secretary of State of the State of Delaware.
     RESOLVED, that as of the date hereof, no shares of the Series H Preferred Stock are outstanding and no shares of the Series H Preferred Stock will be issued subject to the Certificate of Designations.
     RESOLVED, that when a certificate setting forth this resolution (a “Certificate of Elimination”) becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series H Preferred Stock.
[Signature page follows]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Gregory K. Palm, its Executive Vice President and General Counsel, this 2nd day of November, 2009.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Gregory K. Palm
	Name:	Gregory K. Palm
	Title:	Executive Vice President and General Counsel